Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101

Contact:  Cathy Cooper
(206) 777-8246

Thursday, October 18, 2007
FOR IMMEDIATE RELEASE


Washington Federal Reports Fiscal Year
2007 Earnings of $135 Million


SEATTLE - Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today announced earnings of $135,017,000 or $1.54 per diluted share for the year ended September 30, 2007, compared to $143,102,000 or $1.64 per diluted share for the same period one year ago, a 6.0% per share decrease. Earnings for the fourth fiscal quarter amounted to $33,885,000 or $.39 per diluted share compared to $35,279,000 or $.40 per diluted share for the same period one year ago, a 3% per share decrease.

Roy M. Whitehead, Chairman, President & CEO, commented, "We are very pleased with the financial performance of the company last year in light of the national housing slowdown and a difficult interest rate environment. Our portfolio lending model and conservative underwriting have enabled us to avoid the recent problems suffered by many in the mortgage industry.
Last month's reduction in the overnight rate by the Federal Reserve also causes us to be hopeful that lower deposit costs and an improved net interest spread will be experienced in the near-term. At the same time, while overall asset quality continues to be good, non-performing assets and loan losses will undoubtedly increase before the cycle is ended, as we have expected for several quarters."

On July 2, 2007, the Company announced the signing of a definitive merger agreement to acquire First Mutual Bancshares ("First Mutual"). The merger agreement calls for the merger of First Mutual with and into the Company, followed by the merger of First Mutual Bank into the Company's wholly owned subsidiary, Washington Federal Savings, in a stock and cash transaction valued at approximately $189.8 million. First Mutual, headquartered in Bellevue, Washington with 12 branches in the greater Seattle/Bellevue area, had total assets of $1.03 billion, total deposits of $759.8 million and total stockholders' equity of $73.7 million as of June 30, 2007. On October 11, 2007 First Mutual's shareholders voted to approve the transaction. The transaction is expected to close in the fourth calendar quarter of 2007, pending the receipt of all requisite regulatory approvals.

Our period end net interest spread decreased during the quarter from 2.12% at June 30, 2007 to 2.05% at September 30, 2007. The decrease resulted primarily from the refinancing of $200 million of long-term debt called during the quarter that carried an average rate of 3.40%. Currently our ratio of non-performing assets as a percentage of total assets is .15%, compared to .12% at June 30, 2007 and .08% at September 30, 2006. The company's average ratio of non-performing assets to total assets over the last ten years is .35%.

The year produced a return on assets of 1.40%, while return on equity amounted to 10.46%. The company's efficiency ratio (operating expenses as a percentage of net revenue) of 23.56% for the year remains among the best in the industry, although it increased from 19.66% last year. Higher operating expenses are attributed to costs associated with the purchase of First Federal Bank of the Southwest, the pending acquisition of First
Mutual Bank, higher personnel expenses, including benefits, and additional management and systems installed to support an increase in regulatory burden and the growth of the Company. Although expenses as a percentage of assets and revenues are likely to increase further in the short-term due primarily to the pending acquisition of First Mutual Bank, management believes that efficiency will improve over time as the acquired institutions are fully integrated and recent investments in people and systems are leveraged through growth of the balance sheet.

Total assets of $10.285 billion at September 30, 2007, represents an increase of $1.216 billion or 13% above last year. Total net loans outstanding increased $1.110 billion to $8.188 billion as of September 30, 2007, a 16% increase over last year. Stockholders' equity increased $55 million or 4% to $1.318 billion as of September 30, 2007.

On October 19, 2007, Washington Federal will pay a cash dividend of $.21 per share to common stockholders of record on October 5, 2006. This will be the company's 99th consecutive quarterly cash dividend.

Washington Federal Savings, with headquarters in Seattle, Washington, has 135 offices in eight western states.



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

                    WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)


                                                                     September 30, 2007    September 30, 2006
                                                                     ------------------    ------------------
                                                                        (In thousands, except per share data)

ASSETS
Cash and cash equivalents .........................................         $    61,378          $     45,722
Available-for-sale securities, including mortgage-backed
   securities of $1,283,403 .......................................           1,515,688             1,451,038
Held-to-maturity securities, including mortgage-backed
   securities of $130,266 .........................................             138,373               184,928
Loans receivable, net .............................................           8,188,278             7,078,443
Interest receivable ...............................................              49,611                42,304
Premises and equipment, net .......................................              74,807                62,159
Real estate held for sale .........................................               4,873                 3,903
FHLB stock ........................................................             132,397               129,453
Intangible assets, net ............................................             107,245                56,259
Other assets ......................................................              12,767                14,811
                                                                            -----------           -----------
                                                                            $10,285,417           $ 9,069,020
                                                                            ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Customer accounts
   Savings and demand accounts ....................................         $ 5,979,049           $ 5,285,708
   Repurchase agreements with customers ...........................              17,736                26,018
                                                                            -----------           -----------
                                                                              5,996,785             5,311,726
FHLB advances .....................................................           1,760,979             1,500,000
Other borrowings...................................................           1,075,116               870,000
Advance payments by borrowers for taxes and insurance .............              31,824                29,505
Federal and state income taxes ....................................              38,032                39,667
Accrued expenses and other liabilities ............................              64,554                55,402
                                                                            -----------           -----------
                                                                              8,967,290             7,806,300
STOCKHOLDERS' EQUITY
Common stock, $1.00 par value, 300,000,000 shares authorized;
   104,921,450 and 104,467,245 shares issued; 87,441,750 and
   87,338,824 shares outstanding ..................................             104,921               104,467
Paid-in capital ...................................................           1,254,490             1,246,025
Accumulated other comprehensive loss, net of taxes ................             (13,033)               (5,975)
Treasury stock, at cost; 17,479,700 and 17,128,421 shares..........            (213,934)             (204,930)
Retained earnings .................................................             185,683               123,133
                                                                            -----------           -----------
                                                                              1,318,127             1,262,720
                                                                            -----------           -----------
                                                                            $10,285,417           $ 9,069,020
                                                                            ===========           ===========

CONSOLIDATED FINANCIAL HIGHLIGHTS
Stockholders' equity per share ....................................         $     15.07         $       14.46
Stockholders' equity to total assets ..............................               12.82%                13.92%
Weighted average rates at period end
  Loans and mortgage-backed securities ............................                6.57%                 6.48%
  Investment securities* ..........................................                4.61                  4.10
  Combined loans, mortgage-backed securities
     and investment securities ....................................                6.50                  6.38
  Customer accounts ...............................................                4.36                  4.05
  Borrowings ......................................................                4.64                  4.55
  Combined cost of customer accounts and borrowings ...............                4.45                  4.20
  Interest rate spread ............................................                2.05                  2.18

*Includes municipal bonds at tax equivalent yields and cash equivalents



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

                    WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                             Quarter Ended September 30,          Year Ended September 30,

                                                                 -----------------------        --------------------------
                                                                  2007             2006           2007              2006
                                                                --------         --------       ---------        ---------
                                                                           (In thousands, except per share data)

INTEREST INCOME
Loans ......................................................   $ 138,994         $118,334      $ 526,923        $ 439,338
Mortgage-backed securities .................................      19,262           19,533         75,478           66,938
Investment securities and cash equivalents .................       4,328            3,913         16,281           23,607
                                                                --------         --------       --------         --------
                                                                 162,584          141,780        618,682          529,883

INTEREST EXPENSE
Customer accounts ..........................................      65,139           52,060        243,837          179,605
FHLB advances and other borrowings .........................      31,266           26,342        114,664           93,756
                                                                --------         --------       --------         --------
                                                                  96,405           78,402        358,501          273,361
                                                                --------         --------       --------         --------
NET INTEREST INCOME ........................................      66,179           63,378        260,181          256,522
Provision for loan losses ..................................         350              350          1,550              535
                                                                --------         --------       --------         --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ........      65,829           63,028        258,631          255,987

OTHER INCOME
Gain (loss) on securities, net .............................           -                -             11                -
Other ......................................................       3,586            5,268         15,230           16,064
                                                                --------         --------       --------         --------
                                                                   3,586            5,268         15,241           16,064

OTHER EXPENSE
Compensation and fringe benefits ...........................      11,576            9,459         43,566           36,574
Occupancy ..................................................       2,266            1,934          8,720            7,893
Other ......................................................       3,820            2,206         12,602            9,112
                                                                --------         --------       --------         --------
                                                                  17,662           13,599         64,888           53,579
Gain (loss) on real estate acquired through foreclosure, net         188                4            328              188
                                                                --------         --------       --------         --------
Income before income taxes .................................      51,941           54,701        209,312          218,660
Income taxes ...............................................      18,056           19,422         74,295           75,558
                                                                --------         --------       --------         --------
NET INCOME .................................................    $ 33,885         $ 35,279       $135,017         $143,102
                                                                ========         ========       ========         ========

PER SHARE DATA
Basic earnings .............................................    $    .39         $    .40     $     1.55         $   1.64
Diluted earnings ...........................................         .39              .40           1.54             1.64
Cash dividends .............................................        .210             .205           .830             .810

Weighted average number of shares outstanding,
   including dilutive stock options ........................  87,559,533       87,467,156     87,630,688       87,471,474

PERFORMANCE RATIOS
Return on average assets ...................................        1.34%            1.58%          1.40%            1.67%
Return on average stockholders' equity .....................       10.39%           11.43%         10.46%           11.77%

Net interest margin ........................................        2.70%            2.91%          2.77%            3.06%



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